Exhibit (17)(c)

September 16, 2016

Board of Directors

Ares Capital Corporation

245 Park Avenue

44th Floor

New York, NY 10167

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated May 23, 2016, to the Board of Directors of Ares Capital Corporation (“Ares Capital”) as Annex E to, and to the reference thereto under the headings “Summary—Ares Capital’s Board of Directors Received Opinions From its Financial Advisors Regarding the Merger Consideration”, “Summary—Reasons for the Transactions—Ares Capital”, “Description of the Transactions—Background of the Transactions”, “Description of the Transactions—Reasons for the Transactions—Ares Capital”, “Description of the Transactions—Financial Forecasts and Estimates—Ares Capital” and “Description of the Transactions—Opinions of Financial Advisors to the Ares Capital Board of Directors—Merrill Lynch, Pierce, Fenner & Smith, Incorporated” in, the joint proxy statement/prospectus relating to the proposed mergers involving Ares Capital and American Capital, Ltd. (“American Capital”), which joint proxy statement/prospectus forms a part of Ares Capital’s Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-212604) to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED